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                                                                   EXHIBIT 3.1.5

                          CERTIFICATE OF INCORPORATION

                                       OF

                       ESSEX ACQUISITION SUBSIDIARY, INC.

                                   ARTICLE I

         The name of the Corporation is Essex Acquisition Subsidiary, Inc. (the "Corporation").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The Corporation is authorized to issue one class of capital stock to be designated "Common Stock", with a par value of $0.001 per share. The total number of shares which the Corporation is authorized to issue is 20,000,000, consisting of 17,000,000 shares of Class A Common Stock, and 3,000,000 shares of Class B Common Stock.

         The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

                                   ARTICLE V

         Except as otherwise provided in this Article V, the rights, preferences and limitations of Class A Common Stock and Class B Common Stock shall be identical in all respects:

         1. Voting Rights. Each holder of Class A Common Stock shall have the right to one vote in respect of each share of Class A Common Stock held by him or her and shall be entitled to vote upon all matters and in such manner as may be provided by law. The holders of Class B Common Stock shall have no voting powers except as required by law provided herein.

                                   ARTICLE VI

         The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the statute, and all rights conferred upon the stockholder herein are granted subject to this right.

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                                  ARTICLE VII

         The Corporation is to have perpetual existence.

                                  ARTICLE VIII

         1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         2. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer of employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

                                   ARTICLE IX

         Holders of voting stock of any class or series of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Sections 2115 and/or 301.5 of the California Corporations Code, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

                                   ARTICLE X

         1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

         2. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

                                   ARTICLE XI

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

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                                   ARTICLE XII

         The name and mailing address of the incorporator are:

                                  Gustavo Casas
                        Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Road
                               Palo Alto, CA 94304

         The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of Moose Acquisition Subsidiary, Inc. is his act and deed and that the facts stated therein are true.

Dated:  May 30, 2000

                                                   /s/ Gustavo Casas
                                                   ---------------------------
                                                   Gustavo Casas, Incorporator

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